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                                                                    Exhibit 99.1



[LOGO]                                               NEWS RELEASE

     Contact: Media               Analysts
              -----               --------           Corporate Affairs
              Ron Gruendl         Andy Clark         One Mellon Center
              (412) 234-7157      (412) 234-4633     Pittsburgh, PA  15258-0001
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FOR IMMEDIATE RELEASE

          MELLON BOARD APPROVES NEW 25 MILLION SHARE REPURCHASE PROGRAM

PITTSBURGH, May 15, 2001--The board of directors of Mellon Financial Corporation today authorized a new repurchase program covering 25 million shares of Mellon common stock. This new program will take effect following the completion of an existing 25 million share repurchase program approved in May 2000, which is expected to be complete before the end of the second quarter of this year. As of March 31, 2001, Mellon had repurchased nearly 18 million of those shares at a cost of almost $800 million.

         Mellon had about 477 million common shares outstanding as of March 31, 2001.

         "We are using a portion of the proceeds from the sale of Mellon Leasing Corporation and Mellon Business Credit for the repurchase of our own shares, particularly with the share price at current levels," said Martin G. McGuinn, Mellon chairman and chief executive officer. "Consistent with our strategy, we also will continue to invest in our high-growth, high-return businesses, which do not require significant levels of balance sheet capital for growth, as well as make acquisitions."

         Since Jan. 1, 1999, when Mellon's current leadership team took over, Mellon has repurchased 63 million common shares at a cost of $2.3 billion, or just over $37 per share. After reissuances, primarily for employee benefit plans, this represents a nearly 9 percent reduction in shares. Since Jan. 1, 1995, Mellon has repurchased approximately 182 million common shares at a cost of $4.1 billion, an average of less than $23 per share. After reissuances, this represents a 19 percent share reduction, or 112 million net shares.

         Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody and benefits consulting services and offers a comprehensive array of banking services for individuals and corporations. Mellon has $2.8 trillion in assets under management, administration or custody, including $520 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

         Press releases and other information about Mellon and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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